Exhibit 99

Eaton Reports Second Quarter Earnings Per Share of $0.13

Adjusted Earnings Per Share of $0.70 for the Second Quarter Excluding Charges of $0.20 Per Share Related to Acquisitions and Divestitures and $0.37 Per Share Related to Multi-Year Restructuring Program

2020 Full Year Free Cash Flow Guidance Reaffirmed at $2.3 Billion to $2.7 Billion

DUBLIN--(BUSINESS WIRE)--July 29, 2020--Power management company Eaton Corporation plc (NYSE:ETN) today announced that earnings per share were $0.13 for the second quarter of 2020. Excluding charges of $0.20 per share related to acquisitions and divestitures and $0.37 per share related to a multi-year restructuring program, adjusted earnings per share were $0.70.

Sales in the second quarter of 2020 were $3.9 billion, down 30 percent from the second quarter of 2019. Organic sales were down 22 percent. Acquisitions added 2 percent to sales, which was more than offset by 8 percent from the divestitures of the Lighting and Automotive Fluid Conveyance businesses and 2 percent from negative currency translation.

Craig Arnold, Eaton chairman and chief executive officer, said, “We were pleased with how our teams dealt with the difficult environment during the quarter. Despite several of our end markets facing dramatic declines, we were able to post better-than-expected financial results and very strong cash flow.”

“We anticipate that several of our markets will take some time to recover, and so we have decided to implement a multi-year restructuring program to deal with that weakness,” said Arnold. “The cost of the program is estimated to be $280 million, including the $187 million charge we took in the second quarter. The principal end markets affected are commercial aerospace, oil and gas, NAFTA Class 8 trucks, and North American/European light vehicles. These actions are targeted at structural costs that will enable Eaton to deliver even stronger results when the markets recover. We expect the restructuring program to deliver mature year benefits of $200 million when fully implemented in 2023.”

“Second quarter segment margins were 14.7 percent, reflecting a decremental margin of 25 percent,” said Arnold. “This is a result of the cost controls implemented in the quarter to offset the volume declines.”

“Operating cash flow in the second quarter was $757 million, and free cash flow was $667 million,” said Arnold. “Our operating cash flow over the last six months totaled $1,080 million, and free cash flow totaled $878 million. We remain on track for 2020 full year free cash flow of between $2.3 billion and $2.7 billion.”

Business Segment Results

Sales for the Electrical Americas segment were $1.5 billion, down 29 percent from the second quarter of 2019 driven by a 20 percent impact from the divestiture of the Lighting business. Organic sales were down 9 percent. Negative currency translation was 1 percent, which was offset by a 1 percent increase from the acquisitions of Innovative Switchgear and Power Distribution, Inc. Operating profits were $308 million, down 24 percent from the second quarter of 2019, and excluding the divested Lighting business, down 16 percent from the second quarter of 2019.

“We were very pleased with our 20.7 percent operating margins in the second quarter, which were up 130 basis points over the second quarter of 2019 despite the decline in organic sales,” said Arnold. “Excluding Lighting, the twelve-month rolling average of our orders in the second quarter was up 2.1 percent.”

“Despite pandemic related challenges early in the quarter, orders registered good growth in June, with growth strongest in residential and utility end markets,” said Arnold. “The backlog at the end of June grew 11 percent organically over June 2019.”

Sales for the Electrical Global segment were $1.1 billion, down 16 percent from the second quarter of 2019. Organic sales were down 14 percent, and negative currency translation was 2 percent. Operating profits were $178 million, down 24 percent from the second quarter of 2019.

“Operating margins were 16.0 percent, a decrease of 160 basis points from the second quarter of 2019, reflecting the significant decline in organic sales,” said Arnold. “The twelve-month rolling average of our orders in the second quarter was down 4.6 percent, driven by declines in global oil and gas and industrial markets. The June backlog grew 2 percent organically over June 2019.”

Hydraulics segment sales were $411 million, down 32 percent from the second quarter of 2019, driven by a 30 percent decline in organic sales. Negative currency translation was 2 percent. Organic revenue declined due to continued weakness at both OEMs and distributors. Operating profits were $37 million, down 30 percent from the second quarter of 2019.

“Operating margins in the second quarter were 9.0 percent, up 20 basis points over the second quarter of 2019,” said Arnold. “Orders in the second quarter decreased 33.7 percent from the second quarter of 2019, driven by continued weakness in most of our end markets.”

Aerospace segment sales were $461 million, down 27 percent from the second quarter of 2019, driven by the downturn in commercial aviation. Organic sales were down 35 percent, partially offset by an 8 percent increase from the acquisition of Souriau-Sunbank. Operating profits were $68 million, down 56 percent from the second quarter of 2019.

“Operating margins in the quarter were 14.8 percent,” said Arnold. “The twelve-month rolling average of our orders in the second quarter was down 12.8 percent. Backlog at the end of June was down 5 percent organically compared to June 2019.”

The Vehicle segment posted sales of $327 million, down 59 percent from the second quarter of 2019. Organic sales were down 52 percent. The divestiture of our Automotive Fluid Conveyance business at the end of last year reduced revenues by 4 percent, and currency translation was negative 3 percent. The segment had an operating loss of $21 million.

“Our revenue in Vehicle declined dramatically in the quarter due to customer plant shutdowns to deal with the COVID-19 pandemic, lower Class 8 OEM production, and global weakness in light vehicle production,” said Arnold. “We anticipate much better conditions in the second half of 2020 since customer plants have reopened and demand is returning.”

eMobility segment sales were $56 million, down 33 percent from the second quarter of 2019. The decline was entirely due to lower organic sales. The operating loss was $2 million.

“We remain excited by the future prospects for eMobility,” said Arnold. “Since launching this segment in 2018, we have won programs whose mature year annual sales total approximately $500 million.”

Eaton’s mission is to improve the quality of life and the environment through the use of power management technologies and services. We provide sustainable solutions that help our customers effectively manage electrical, hydraulic, and mechanical power – more safely, more efficiently, and more reliably. Eaton’s 2019 revenues were $21.4 billion, and we sell products to customers in more than 175 countries. We have approximately 93,000 employees. For more information, visit www.eaton.com.

Notice of conference call: Eaton’s conference call to discuss its second quarter results is available to all interested parties as a live audio webcast today at 11 a.m. United States Eastern Time via a link on Eaton’s home page. This news release can be accessed under its headline on the home page. Also available on the website prior to the call will be a presentation on second quarter results, which will be covered during the call.

This news release contains forward-looking statements concerning full year 2020 free cash flow, anticipated additional charges and projected savings from restructuring actions, and performance of our end markets. These statements should be used with caution and are subject to various risks and uncertainties, many of which are outside the company’s control. The following factors could cause actual results to differ materially from those in the forward-looking statements: the course of the COVID-19 pandemic and government actions related thereto; unanticipated changes in the markets for the company’s business segments; unanticipated downturns in business relationships with customers or their purchases from us; competitive pressures on sales and pricing; unanticipated changes in the cost of material and other production costs, or unexpected costs that cannot be recouped in product pricing; the introduction of competing technologies; unexpected technical or marketing difficulties; unexpected claims, charges, litigation or dispute resolutions; strikes or other labor unrest; natural disasters; the performance of recent acquisitions; unanticipated difficulties completing or integrating acquisitions; new laws and governmental regulations; interest rate changes; changes in tax laws or tax regulations; stock market and currency fluctuations; and unanticipated deterioration of economic and financial conditions in the United States and around the world. We do not assume any obligation to update these forward-looking statements.

Financial Results

The company’s comparative financial results for the six months ended June 30, 2020 are available on the company’s website, www.eaton.com.

EATON CORPORATION plc
CONSOLIDATED STATEMENTS OF INCOME

	Three months ended June 30		Six months ended June 30

(In millions except for per share data)	2020	2019	2020	2019
Net sales	$3,856	$5,533	$8,645	$10,838

Cost of products sold	2,877	3,697	6,179	7,270
Selling and administrative expense	691	907	1,556	1,824
Research and development expense	126	151	279	307
Interest expense - net	38	50	72	110
Gain on sale of business	—	—	221	—
Other expense (income) - net	77	(10)	112	(14)
Income before income taxes	47	738	668	1,341
Income tax expense (benefit)	(7)	102	176	183
Net income	54	636	492	1,158
Less net income for noncontrolling interests	(3)	—	(3)	—
Net income attributable to Eaton ordinary shareholders	$51	$636	$489	$1,158

Net income per share attributable to Eaton ordinary shareholders
Diluted	$0.13	$1.50	$1.20	$2.73
Basic	0.13	1.51	1.21	2.74

Weighted-average number of ordinary shares outstanding
Diluted	401.3	423.1	406.2	424.5
Basic	400.4	421.6	404.8	422.8

Cash dividends declared per ordinary share	$0.73	$0.71	$1.46	$1.42

Reconciliation of net income attributable to Eaton ordinary shareholders to adjusted earnings
Net income attributable to Eaton ordinary shareholders	$51	$636	$489	$1,158
Excluding acquisition and divestiture charges (after-tax)	80	14	89	25
Excluding restructuring program charges (after-tax)	148	—	148	—
Adjusted earnings	$279	$650	$726	$1,183

Net income per share attributable to Eaton ordinary shareholders - diluted	$0.13	$1.50	$1.20	$2.73
Excluding per share impact of acquisition and divestiture charges (after-tax)	0.20	0.03	0.22	0.06
Excluding per share impact of restructuring program charges (after-tax)	0.37	—	0.37	—
Adjusted earnings per ordinary share	$0.70	$1.53	$1.79	$2.79
See accompanying notes.

EATON CORPORATION plc
BUSINESS SEGMENT INFORMATION

	Three months ended June 30		Six months ended June 30

(In millions)	2020	2019	2020	2019
Net sales
Electrical Americas	$1,490	$2,085	$3,278	$4,046
Electrical Global	1,111	1,324	2,255	2,566
Hydraulics	411	603	918	1,208
Aerospace	461	634	1,141	1,238
Vehicle	327	803	925	1,613
eMobility	56	84	128	167
Total net sales	$3,856	$5,533	$8,645	$10,838

Segment operating profit (loss)
Electrical Americas	$308	$404	$616	$738
Electrical Global	178	233	344	423
Hydraulics	37	53	92	112
Aerospace	68	155	215	292
Vehicle	(21)	136	60	258
eMobility	(2)	7	(1)	12
Total segment operating profit	568	988	1,326	1,835

Corporate
Amortization of intangible assets	(88)	(94)	(175)	(187)
Interest expense - net	(38)	(50)	(72)	(110)
Pension and other postretirement benefits expense	(12)	(2)	(20)	(2)
Restructuring program charges	(187)	—	(187)	—
Other expense - net	(196)	(104)	(204)	(195)
Income before income taxes	47	738	668	1,341
Income tax expense (benefit)	(7)	102	176	183
Net income	54	636	492	1,158
Less net income for noncontrolling interests	(3)	—	(3)	—
Net income attributable to Eaton ordinary shareholders	$51	$636	$489	$1,158
See accompanying notes.

EATON CORPORATION plc
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2020	December 31, 2019
(In millions)
Assets
Current assets
Cash	$292	$370
Short-term investments	204	221
Accounts receivable - net	2,647	3,437
Inventory	2,138	2,805
Assets held for sale	2,405	1,377
Prepaid expenses and other current assets	527	518
Total current assets	8,213	8,728

Property, plant and equipment - net	2,904	3,496

Other noncurrent assets
Goodwill	12,497	13,456
Other intangible assets	4,241	4,638
Operating lease assets	419	436
Deferred income taxes	356	372
Other assets	1,718	1,679
Total assets	$30,348	$32,805

Liabilities and shareholders’ equity
Current liabilities
Short-term debt	$139	$255
Current portion of long-term debt	1,223	248
Accounts payable	1,620	2,114
Accrued compensation	254	449
Liabilities held for sale	432	325
Other current liabilities	1,821	1,741
Total current liabilities	5,489	5,132

Noncurrent liabilities
Long-term debt	6,906	7,819
Pension liabilities	1,324	1,462
Other postretirement benefits liabilities	322	328
Operating lease liabilities	320	331
Deferred income taxes	310	396
Other noncurrent liabilities	1,442	1,204
Total noncurrent liabilities	10,624	11,540

Shareholders’ equity
Eaton shareholders’ equity	14,188	16,082
Noncontrolling interests	47	51
Total equity	14,235	16,133
Total liabilities and equity	$30,348	$32,805
See accompanying notes.

EATON CORPORATION plc
NOTES TO THE SECOND QUARTER 2020 EARNINGS RELEASE

Amounts are in millions of dollars unless indicated otherwise (per share data assume dilution).

Note 1. NON-GAAP FINANCIAL INFORMATION

This earnings release includes certain non-GAAP financial measures. These financial measures include adjusted earnings and adjusted earnings per ordinary share, each of which differs from the most directly comparable measure calculated in accordance with generally accepted accounting principles (GAAP). A reconciliation of each of these financial measures to the most directly comparable GAAP measure is included in this earnings release. Management believes that these financial measures are useful to investors because they exclude certain transactions, allowing investors to more easily compare Eaton Corporation plc's (Eaton or the Company) financial performance period to period. Management uses this information in monitoring and evaluating the on-going performance of Eaton and each business segment.

For full year 2020, we expect operating cash flow to be between $2.7 billion and $3.1 billion, and free cash flow, which excludes approximately $0.4 billion of capital expenditures for property, plant and equipment, to be between $2.3 billion and $2.7 billion.

Note 2. DIVESTITURES OF BUSINESSES

Sale of Lighting business

On March 2, 2020, Eaton sold its Lighting business to Signify N.V. for a cash purchase price of $1.4 billion. The Company recognized a pre-tax gain of $221. The Lighting business, which had sales of $1.6 billion in 2019 as part of the Electrical Americas business segment, serves customers in commercial, industrial, residential, and municipal markets. During the fourth quarter of 2019, the Company determined the Lighting business met the criteria to be classified as held for sale. Therefore, its assets and liabilities have been presented as held for sale in the Consolidated Balance Sheet as of December 31, 2019.

Pending sale of Hydraulics business

On January 21, 2020, Eaton entered into an agreement to sell its Hydraulics business to Danfoss A/S, a Danish industrial company, for $3.3 billion in cash. Eaton’s Hydraulics business is a global leader in hydraulics components, systems, and services for industrial and mobile equipment. The business had sales of $2.2 billion in 2019. During the first quarter of 2020, the Company determined the Hydraulics business met the criteria to be classified as held for sale. Therefore, its assets and liabilities have been presented as held for sale in the Consolidated Balance Sheets as of June 30, 2020. The transaction is subject to customary closing conditions and regulatory approvals and is expected to close by the end of the first quarter of 2021.

Note 3. ACQUISITION AND DIVESTITURE CHARGES

Eaton incurs integration charges and transaction costs to acquire businesses, and transaction costs and other charges to divest and exit businesses. Eaton also recognizes gains and losses on the sale of businesses. A summary of these Corporate items follows:

	Three months ended June 30		Six months ended June 30
	2020	2019	2020	2019
Acquisition integration, divestiture charges and transaction costs	$103	$14	$235	$26
Gain on the sale of the Lighting business	—	—	(221)	—
Total before income taxes	103	14	14	26
Income tax expense (benefit)	(23)	—	75	(1)
Total after income taxes	$80	$14	$89	$25
Per ordinary share - diluted	$0.20	$0.03	$0.22	$0.06

Acquisition integration, divestiture charges and transaction costs in 2020 are primarily related to the planned divestiture of the Hydraulics business, the divestiture of the Lighting business, the acquisitions of Souriau-Sunbank and Ulusoy Elektrik, and other charges to exit businesses, and were included in Cost of products sold, Selling and administrative expense, Research and development expense, or Other expense (income) - net. Charges in 2019 related to the divestiture of the Lighting business and the acquisition of Ulusoy Elektrik, and were included in Selling and administrative expense. In Business Segment Information, these charges were included in Other expense - net.

Note 4. RESTRUCTURING CHARGES

Eaton has decided to undertake a multi-year restructuring program to reduce its cost structure and gain efficiencies in its business segments and at corporate in order to respond to declining market conditions. Restructuring charges incurred under this program were $187 in the second quarter of 2020. These restructuring activities are expected to incur $93 of expense through 2022, primarily comprised of plant closing costs, resulting in total estimated charges of $280 for the entire program.

A summary of restructuring program charges follows:

Three months ended June 30, 2020
Workforce reductions	$166
Plant closing and other	21
Total before income taxes	187
Income tax benefit	39
Total after income taxes	$148
Per ordinary share - diluted	$0.37

Restructuring program charges related to the following segments:

Three months ended June 30, 2020
Electrical Americas	$13
Electrical Global	51
Aerospace	30
Vehicle	90
eMobility	1
Corporate	2
Total	$187

These restructuring program charges were included in Cost of products sold, Selling and administrative expense, Research and development expense, or Other expense (income) - net. In Business Segment Information, these restructuring program charges are treated as Corporate items. The projected mature year savings from these restructuring actions are expected to be $200 when fully implemented in 2023.

Contacts

Eaton Corporation plc
Kelly Jasko, Media Relations, +1 (440) 523-5304
kellymjasko@eaton.com
or
Yan Jin, +1 (440) 523-7558 (Investor Relations)